Filed Pursuant to Rule 424(b)(3)

                                                     Registration No. 333-131281

Prospectus Supplement No. 1
to Prospectus dated January 9, 2007

                           INTRAOP MEDICAL CORPORATION

                        10,000,000 Shares of Common Stock


         This Prospectus Supplement No. 1 supplements and amends the prospectus dated January 9, 2007, with respect to the resale of 10,000,000 shares of common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

         On January 10, 2007, we filed a Form 8-K with the Securities and Exchange Commission, attached hereto as Exhibit A (without exhibits).


      The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

         This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

         THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is January 23, 2007

                                   EXHIBIT A
                                   ---------

                          UNITED STATES SECURITIES AND
                               EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 10, 2007

                           INTRAOP MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)



===============================================================================
             Nevada                      000-49735            87-0642947
             ------                      ---------            ----------
(State or other jurisdiction of   (Commission File Number)  (IRS Employer
         incorporation)                                    Identification No.)


===============================================================================
                            570 Del Rey Avenue
                               Sunnyvale, CA               94085
               (Address of principal executive offices) (Zip Code)
===============================================================================
       Registrant's telephone number, including area code: (408) 636-1020

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
     240. 14.a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240. 14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

         On January 10, 2007, we issued 8% debentures in an aggregate principal amount of $1,200,000 and associated warrants to purchase common stock, pursuant to a securities purchase agreement dated as of January 10, 2007. The debentures have a term of 120 days and mature on May 9, 2007. The debentures pay interest at the rate of 8% per annum, payable at maturity.

         Upon the occurrence of certain events of default, the full aggregate principal amount of the debentures, together with interest and other amounts owing, becomes immediately due and payable.

         Pursuant to the securities purchase agreement, the purchasers of our 8% debentures received warrants to purchase an aggregate of 1,285,708 shares of our common stock. The warrants have an exercise price, subject to certain adjustments, of $0.28 per share and are exercisable at any time on or prior to the fifth anniversary date of the warrants.

         Purchasers of the 8% debentures included Tomovation Gmbh, a German company controlled by one of our directors, Michael Friebe; a trust of which our CEO, Donald A. Goer, is a trustee, and a trust of which our Vice President Worldwide Sales and Marketing, Scott J. Mestman, is a trustee.

         In addition, the exercise price of warrants and the conversion price of the 7% convertible debentures issued by us in 2005 and held by the purchasers of the 8% debentures was reduced from $0.40 per share to $0.28 per share in connection with the 8% debenture financing. The conversion price of 7% convertible debentures in the aggregate principal amount of $3,900,000 and warrants to purchase an aggregate of 5,625,000 shares of common stock were affected by this price adjustment.

         In connection with the issuance of the 8% debentures and the warrants, we entered into a registration rights agreement with the purchasers of the debentures. The registration rights agreement grants registration rights to holders of shares of our common stock issuable upon exercise of the warrants. Pursuant to the registration rights agreement, we are required to file a registration statement under the Securities Act of 1933 covering the resale of these registrable securities. We will pay all expenses incurred in connection with the registration described above, except for underwriting discounts and commissions.

         The securities purchase agreement, registration rights agreement, form of 8% debenture and the form of common stock purchase warrant are attached as exhibits hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03 with respect to the terms and sale of, and the financial obligations created by, the 8% debentures.

Item 3.02. Unregistered Sales of Equity Securities.

         The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02 with respect to the terms and sale of the warrants issued in connection with the 8% debenture financing. The sale and issuance of the warrants were made pursuant to Section 4(2) of the Securities Act of 1933, as amended. The closing of the sale of the 8% debentures and issuance of the warrants occurred on January 10, 2007. We intend to use the net proceeds from the sale of the 8% debentures and warrants for working capital and general corporate purposes.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.


Exhibit
Number

4.13     Form of 8% Debenture

4.14 Registration Rights Agreement dated as of January 10, 2007 by and among the Registrant and the purchasers signatory thereto.

4.15     Form of Common Stock Purchase Warrant.

10.25 Securities Purchase Agreement dated as of January 10, 2007 by and among the Registrant and the purchasers signatory thereto.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           INTRAOP MEDICAL CORPORATION


Date: January 10, 2007                      By: /s/ Donald A. Goer
                                            ----------------------
                                            Donald A. Goer
                                            Chief Executive Officer